Merrill Lynch U.S.A. Government Reserves
File Number: 811-3534
CIK Number: 704957
For the Period Ending: 8/31/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended August 31, 2002.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

9/11/2001	$13,000	Merrill Lynch Government	3.43%	9/18/2001
9/24/2001	13,000	Merrill Lynch Government	3.00	9/25/2001
9/25/2001	13,000	Merrill Lynch Government	3.05	9/26/2001
9/26/2001	13,000	Merrill Lynch Government	3.00	10/3/2001
10/31/2001	13,000	Merrill Lynch Government	2.43	10/10/2001
10/10/2001	13,000	Merrill Lynch Government	2.46	10/11/2001
10/11/2001	13,000	Merrill Lynch Government	2.44	10/18/2001
10/29/2001	6,000	U.S. Treasury Bills	3.30	12/6/2001
11/31/2001	13,000	Merrill Lynch Government	2.00	12/7/2001
12/7/2001	12,000	Merrill Lynch Government	1.77	12/14/2001
12/14/2001	12,000	Merrill Lynch Government	1.75	12/21/2001
12/21/2001	12,000	Merrill Lynch Government	1.70	12/27/2001
12/27/2001	12,000	Merrill Lynch Government	1.85	1/3/2002
1/3/2002	13,000	Merrill Lynch Government	1.75	1/8/2002
1/8/2002	13,000	Merrill Lynch Government	1.68	1/15/2002
1/15/2002	13,000	Merrill Lynch Government	1.74	1/22/2002
1/22/2002	13,000	Merrill Lynch Government	1.74	1/29/2002
3/20/2002	25,000	U.S. Treasury Bills	1.68	4/18/2002
5/8/2002	5,000	U.S. Treasury Note	5.50	1/31/2003
6/14/2002	20,000	Merrill Lynch Government	1.73	6/21/2002
6/21/2002	24,000	Merrill Lynch Government	1.71	6/28/2002
6/28/2002	12,000	Merrill Lynch Government	1.85	7/5/2002
7/5/2002	12,619	Merrill Lynch Government	1.71	7/12/2002
7/8/2002	4,000	U.S. Treasury Bills	1.71	8/8/2002
7/12/2002	12,000	Merrill Lynch Government	1.71	7/19/2002
7/19/2002	12,000	Merrill Lynch Government	1.72	7/26/2002
8/8/2002	650	U.S. Treasury Note	2.25	7/31/2004
8/13/2002	12,000	Merrill Lynch Government	1.70	8/20/2002